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                                                                     Exhibit 3.1

                              ARTICLES OF AMENDMENT
                  OF THE RESTATED ARTICLES OF INCORPORATION OF
                                    CRAY INC.

     Articles of Amendment of the Restated Articles of Incorporation of Cray Inc., a Washington corporation (the "Corporation"), are herein executed by said corporation, pursuant to the provisions of RCW 23B.01.200 and RCW 23B.10.060 as follows:

     1. The name of the corporation is Cray Inc.

     2. The Restated Articles of Incorporation of the Corporation are amended as set forth on Exhibit A attached hereto and incorporated herein by this reference.

     3. No exchange, reclassification or cancellation of issued shares shall be effected by this amendment.

     4. The date of adoption of the amendment by the Board of Directors of the Corporation was March 8, 2006.

     5. The date of adoption of the amendment by the shareholders of the Corporation was June 6, 2006.

     6. The amendment was duly approved by the shareholders of the Corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in an official and authorized capacity under penalty of perjury this 6th day of June, 2006.

                                        CRAY INC.


                                        By: /s/ Kenneth W. Johnson
                                            ------------------------------------
                                            Kenneth W. Johnson
                                        Its Senior Vice President

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                                    EXHIBIT A

     Article II(A) of the Restated Articles of Incorporation of the Corporation is deleted in its entirety and is replaced with the following language:

          A. Authorized Capital. The Corporation is authorized to issue a total of three hundred five million (305,000,000) shares, consisting of three hundred million (300,000,000) shares of $.01 par value to be designated "Common Stock" and five million (5,000,000) shares of $.01 par value to be designated "Preferred Stock." Subject to any rights expressly granted to Preferred Stock issued pursuant to Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidation rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this article or in a resolution of the Board of Directors adopted pursuant to Paragraph B.